CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Directors of Broadview Opportunity Fund (hereinafter referred to as the “Fund”). We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 25, 2014, relating to the financial statements and financial highlights which appears in the September 30, 2014 Annual Report to Shareholders and Directors of the Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers

Milwaukee, Wisconsin

January 26, 2015

PricewaterhouseCoopers LLP, 100 E. Wisconsin Avenue, Ste. 1800, Milwaukee, WI 53202 T: (414) 212 1600, F: (414) 212 1880, www.pwc.com/us